Exhibit 99.1

News Release

For Immediate Release

September 19, 2013

Approach Resources Inc.

Announces Agreement to Sell Interest in

Southern Midland Basin Oil Pipeline

Fort Worth, Texas, September 19, 2013 – Approach Resources Inc. (NASDAQ: AREX) (together with its subsidiaries, “Approach” or the “Company”) today announced a definitive agreement to sell its interest in an oil pipeline system in the southern Midland Basin for cash proceeds to Approach of $108 million, before taxes and subject to customary post-closing conditions, adjustments and escrows.

Approach, together with its partner in Wildcat Permian Services LLC (“Wildcat”), entered into an Equity Purchase Agreement (the “Agreement”) with affiliates of JP Energy Development LP (together, “JP Energy”), under which JP Energy will acquire all of the equity interests in Wildcat for a purchase price of $210 million, subject to customary post-closing conditions, adjustments and escrows. The transaction is expected to close in late third quarter or early fourth quarter 2013.

Wildcat owns and operates an oil pipeline system consisting of approximately 50 miles of high-pressure, steel pipeline in Crockett and Reagan Counties, Texas, with throughput capacity of 100,000 Bbls/d, truck terminal and LACT bay facilities, multiple receipt points and 40,000 Bbls of crude oil storage. In connection with the acquisition of Wildcat, JP Energy and Approach will enter into a revised crude oil purchase agreement under which JP Energy will purchase and transport the Company’s crude oil production from Crockett and Schleicher Counties, Texas.

J. Ross Craft, the Company’s President and CEO, commented, “The sale of our oil pipeline provides a strong return on our initial investment, further strengthens our liquidity position and continues to provide firm crude oil takeaway from our core operating area. We appreciate the hard work and dedication of the Wildcat team, and look forward to our new partnership with JP Energy and their management team. We believe that JP Energy’s broad, crude oil midstream, transportation and logistics expertise will help us continue to unlock the potential of our Wolfcamp shale oil play.”

Barclays served as financial advisor to Wildcat Permian Services LLC.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 152,000 net acres. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

JP Energy Development LP is a crude oil midstream company that purchases, gathers, transports, blends, stores and markets crude oil for producers and refiners in the Mid-Continent area, and the company currently moves approximately 40,000 Bbls/d of crude oil. JP Energy Development owns approximately 70 crude oil transports, 23 truck injection stations, approximately 70 MBbls of crude oil storage and over 200 miles of crude oil pipelines. JP Energy Development is an affiliate of JP Energy Partners LP. JP Energy Development and JP Energy Partners are supported by equity commitments from ArcLight Capital Partners, LLC. Additional information about JP Energy Development and JP Energy Partners can be found at www.jpenergypartners.com.

INVESTOR CONTACT Megan P. Hays mhays@approachresources.com 817.989.9000 x2108	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com

Wildcat Permian Services LLC is a 50% owned subsidiary of Wildcat Midstream Holdings LLC. Wildcat Midstream Holdings is an oil and gas infrastructure development company owned by Liberty Energy, Highstar Capital and management. In addition to its ownership interest in Wildcat Permian Services LLC, Wildcat Midstream Holdings currently owns and operates a state-of-the-art cryogenic processing facility in North Louisiana with a design capacity of 140 MMcf/d and 400 gpm of amine treating.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include closing the transaction described herein. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on February 28, 2013.

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